Exhibit 10.37

BASIN WATER, INC.

2008 Annual Incentive Plan

1. Introduction

This Basin Water, Inc. 2008 Annual Incentive Plan (the “Plan”) is designed to offer incentive compensation to key personnel by rewarding the achievement of corporate and business unit or functional goals and specifically measured individual goals that are consistent with and support overall corporate goals. The Plan is intended to create an environment where participants are focused on the achievement of both corporate and business unit objectives. Cooperation between departments and individuals will be required to achieve corporate and business unit or functional objectives. Hence, corporate and business unit or functional objectives represent a significant portion of the Plan in order to help foster improved teamwork and a more cohesive management team.

For purposes of this Plan, Cash Bonus Awards, Spot Bonuses and Stock Option Awards are referred to herein as “Awards.”

2. General Provisions

2.1 Purpose of the Plan. The Plan is designed to:

•	Provide an incentive program to achieve overall corporate objectives and to enhance shareholder value.

•	Reward those individuals who significantly impact corporate results, including operational personnel, middle-level managers and senior management.

•	Encourage increased teamwork among all disciplines within Basin Water, Inc. (the “Company”).

•	Incorporate an incentive program in the Company’s overall compensation program to help attract and retain key employees.

•	Incentivize employees to remain employed by the Company throughout the Plan year and until the time incentive awards are paid.

2.2 Plan Governance. The Plan will be governed by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”). The Compensation Committee will be responsible for administration of the Plan.

3. Cash Bonus Awards

3.1 Cash Bonus Awards. The executive officers of the Company will recommend to the Compensation Committee for approval a list of the employees who will be eligible to receive cash bonus awards (each, a “Cash Bonus Award”) under the Plan on the terms and conditions set forth below. This portion of the Plan is intended to provide incentive for the achievement of approved annual corporate goals, business unit or functional goals and individual performance objectives through Cash Bonus Awards.

3.2 Eligibility. Employees who may be eligible to participate in the Plan shall be selected by the Company’s executive management, which selection shall be approved by the Compensation Committee. To receive a Cash Bonus Award under this Plan, a participant: (a) must have been selected to receive a Cash Bonus Award by the Company’s executive management, which selection must be approved by the Compensation Committee; (b) must have been in an eligible position for at least three (3) consecutive months prior to the end of the Plan year and must remain continuously employed through the end of the Plan year and until Cash Bonus Awards are paid; (c) must be performing at a “Meets Expectations” level or higher at the time Cash Bonus Awards are paid; and (d) must not be on probation at the time Cash Bonus Awards are paid.

3.3 Performance Objectives.

Corporate Goals. The executive officers of the Company will present to the Compensation Committee a proposed list of the corporate goals for the year, which are subject to approval by the Compensation Committee. It is intended that the goals be objectively determinable and based upon financial metrics set forth in the Company’s annual budget, as approved by the Board, with weighting of the financial metrics to be approved by the Compensation Committee.

Business Unit/Functional Goals. The executive officers of the Company will present to the Compensation Committee a proposed list of the business unit/functional goals for the executive officers of the Company for the year, which are subject to approval by the Compensation Committee. Business unit/functional goals for other employees will be approved by the Chief Executive Officer and President of the Company.

Individual Performance Objectives. All participants in the Plan will develop a list of key individual performance objectives. The individual performance goals for the executive officers of the company will be submitted to the Compensation Committee for approval. Individual performance goals for other employees will be approved by the Chief Executive Officer and President of the Company.

3.4 Award Targets. A “Target Bonus” for a Plan participant will be determined by multiplying his or her “Target Bonus Percentage” by his or her base salary. The following “Target Bonus Percentages” will be used in implementing the Plan:

Position	Target Bonus Percentage (% of base salary)
Executive Officers	50%
Regional Vice Presidents	30%
Senior Corporate Managers	25%
Key Managers	20%
Department Heads/Managers	15%
Key Support Personnel	10%

If a Plan participant has been promoted or demoted during the year, his or her position as of December 31, 2008 shall be the relevant position for purposes of determining his or her Target Bonus Percentage for purposes of determining his or her Cash Bonus Award.

3.5 Weightings. A portion of each Plan participant’s Cash Bonus Award will be based on corporate goal achievement, a portion will be based on business unit/functional goal achievement and a portion will be based on individual achievement. The relative weight between these goals will vary based on levels within the organization. The weighting will be reviewed annually and be adjusted, as necessary or appropriate.

The weighting for 2008 will be as follows:

	Corporate	Business Unit/Functional	Individual
Executive Officers	80%	10%	10%

Regional Vice Presidents/	30%	60%	10%
Senior Corporate Managers	60%	30%	10%

Key Managers	30% to 50%*	30% to 50%*	10%
Department Heads/Managers
Key Support Personnel

*	Range will be set and submitted annually to the Compensation Committee for its approval by the executive officers of the Company based on the individual’s scope of responsibility and impact on corporate and business unit/functional performance.

3.6 Performance Measurement. Separate “Achievement Multipliers” will be established for each of the corporate, business unit/functional and individual components of each Cash Bonus Award.

The executive officers of the Company will present to the Compensation Committee for its approval their assessment of the level of the Company’s achievement of its corporate goals, in its sole discretion, which achievement level shall be within the range of 80% to 120%. The same Achievement Multiplier, as approved by the Compensation Committee, shall be used for the corporate component of each eligible employee’s Cash Bonus Award.

If the Company’s Achievement Multiplier for the Plan year with respect to the corporate goals is less than 80%, Plan participants will not be entitled to any Cash Bonus Awards under the Plan; provided that, the Compensation Committee may in its discretion grant Cash Bonus Awards to Plan participants in the event the Company’s Achievement Multiplier with respect to the corporate goals is less than 80%. If the Achievement Multiplier for the Plan year with respect to the corporate goals is 80% or more, then each eligible participant shall earn and be paid a Cash Bonus Award as a percentage of base salary set forth below under “Calculation of Awards.”

The executive officers of the Company will present to the Compensation Committee for its approval proposed Achievement Multipliers with respect to all business unit/functional and individual performance goals for the executive officers of the Company. Achievement Multipliers with respect to all business unit/functional and individual performance goals for other employees will be approved by the Chief Executive Officer and President of the Company.

3.7 Calculation of Awards. The actual Cash Bonus Award for a Plan participant will be calculated by allocating the Target Bonus between the corporate, business unit/functional and individual goals, and then applying the corresponding Achievement Multiplier to each such amount.

The examples below show a sample Cash Bonus Award calculation under the Plan. First, a total Target Bonus is calculated by multiplying the Plan participant’s base salary by the target award multiplier. This amount is then divided into its corporate component, its business unit/functional component and its individual component based on the relative weightings for that participant’s specific position. This calculation establishes specific dollar target awards for the Plan year for each component of the Cash Bonus Award.

At the end of the Plan year, corporate, business unit/functional and individual Achievement Multipliers will be established using the criteria described above. The corporate Achievement Multiplier will also be applied to the business unit/functional and individual components of each participant’s Cash Bonus Award, as illustrated in the following examples.

Example 1:	Position:	Executive Officer
	Base Salary:	$200,000
	Target Bonus Percentage:	50%
	Target Bonus (in dollars):	$100,000

	Cash Bonus Award components (based on weightings):
	Corporate performance (80%):	$80,000
	Business Unit/Functional performance (10%):	$10,000
	Individual performance (10%):	$10,000

	Cash Bonus Award Calculation
	Assumed achievement multipliers based on the following assessment of corporate, business unit/functional and individual performance:
	Corporate multiplier	110%
	Business Unit/Functional multiplier	80%
	Individual multiplier	100%

	Cash Bonus Award:
	Corporate component	$88,000	($80,000 x 110%)
	Business Unit/Functional component	$8,800	($10,000 x 80% x 110%)
	Individual component	$11,000	($10,000 x 100% x 110%)

	Total Cash Bonus Award:	$107,800

Example 2:	Position:	Senior Manager
	Base Salary:	$100,000
	Target Bonus Percentage:	25%
	Target Bonus (in dollars):	$25,000

	Cash Bonus Award components (based on weightings):
	Corporate performance (60%):	$15,000
	Business Unit/Functional performance (30%):	$7,500
	Individual performance (10%):	$2,500

	Cash Bonus Award Calculation
	Assumed achievement multipliers based on the following assessment of corporate, business unit/functional and individual performance:
	Corporate multiplier	80%
	Business Unit/Functional multiplier	100%
	Individual multiplier	50%

	Cash Bonus Award:
	Corporate component	$12,000	($15,000 x 80%)
	Business Unit/Functional component	$6,000	($7,500 x 100% x 80%)
	Individual component	$1,000	($2,500 x 50% x 80%)

	Total Cash Bonus Award:	$19,000

3.8 Payment of the Awards. Payment of Cash Bonus Awards will be made as soon as practicable following the completion of annual performance reviews for 2008, but not later than December 31, 2009. Cash Bonus Award calculations will be based on the participant’s base salary as of December 31, 2008. For purposes of this Plan, “base salary” will mean a participant’s regular base salary, excluding bonuses, expense reimbursements, moving expenses, fringe benefits, stock options, restricted stock, other stock-based awards, and other payments which are not considered part of regular base salary, payable during 2008, determined prior to any reduction under a plan subject to Section 125 or 401(k) of the Internal Revenue Code or any deferral under a non-qualified deferred compensation plan. A Plan participant’s entitlement to a Cash Bonus Award under this Plan does not vest until the Cash Bonus Award is actually paid.

Participants who have been in an eligible position for less than a year, but who hold an eligible position for at least three months prior to the end of the Plan year and remain continuously employed through the end of the Plan year, will receive a pro-rata Cash Bonus Award based on the portion of the Plan year they hold an eligible position. Other than as stated above, Cash Bonus Awards will not be prorated for partial year service.

3.9 Form of Cash Bonus Award Payments. Cash Bonus Award payments shall be paid in cash. Each Cash Bonus Award payment will be subject to any applicable tax or other withholding.

4. Spot Bonus Program

4.1 Spot Bonuses. The executive officers of the Company shall have the authority to approve “spot” bonuses for employees of the Company for performance above and beyond the call of duty (each, a “Spot Bonus”). Spot Bonuses shall be proposed by Key Managers and Supervisors. All employees of the Company shall be eligible to receive Spot Bonuses.

4.2 Spot Bonus Pool. The available pool for Spot Bonuses during 2008 shall be equal to 0.5% of the approved gross margin from system sales during 2008. Each Spot Bonus may not exceed the greater of $5,000 or 5% of the recipient’s then-current annual base salary rate.

4.3 Form of Spot Bonus Payments. The Spot Bonuses may be paid at any time during the year, subject to the availability of funds from the Spot Bonus pool for such Plan Year, but no later than March 15, 2009. Spot Bonus payments shall be paid in cash. Each Spot Bonus payment will be subject to any applicable tax or other withholding.

4.4 Documentation of Spot Bonus Payments. The executive officers of the Company shall ensure that written documentation of each Spot Bonus, including a written rationale for the payment of such Spot Bonus, is retained in the Company’s files.

5. Stock Option Grant Guidelines

5.1 Stock Option Awards. The Compensation Committee may grant stock options (each a “Stock Option Award”) to purchase shares of the Company’s common stock on an annual basis pursuant to this Plan to existing employees of the Company. Such Stock Option Awards shall be granted under the terms of the Company’s 2006 Equity Incentive Award Plan and the Company’s Policy Regarding Equity Awards.

5.2 Determination of Stock Option Awards. The number of shares of the Company’s common stock subject to each Stock Option Award shall be determined by dividing (1) the product of (A) the recipient’s then-current annual base salary rate multiplied by (B) the “Stock Option Award Percentage” for such recipient’s job classification, divided by (2) the “Fair Market Value” of the Company’s common stock on the date of grant of such Stock Option Award, as determined under the Company’s 2006 Equity Incentive Award Plan. The following “Stock Option Award Percentages” will be used in implementing the Plan:

Position	Stock Option Award Percentage (% of base salary)
Executive Officers	70%
Regional Vice Presidents	50%
Senior Corporate Managers	25%
Key Managers	15%
Department Heads/Managers	10%

Notwithstanding the foregoing, the executive officers of the Company will present to the Compensation Committee for its approval the determination of the number of shares of the Company’s common stock to be subject to each Stock Option Award issued pursuant to this Plan. The Compensation Committee may adjust the number of shares downward or upward based on its subjective assessment of the Company’s or an employee’s individual performance.

For purposes of clarity, the term “Fair Market Value” is defined in the Company’s 2006 Equity Incentive Award Plan, as of any date, as the value of the Company’s common stock determined as follows:

(1) If the Company’s common stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Compensation Committee deems reliable;

(2) If the Company’s common stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Company’s common stock on the date of determination as reported in The Wall Street Journal or such other source as the Compensation Committee deems reliable; or

(3) In the absence of an established market for the Company’s common stock, the Fair Market Value thereof shall be determined in good faith by the Compensation Committee.

5.3 Terms of Stock Option Awards. Each Stock Option Award shall have a ten year term. Each Stock Option Award shall vest in three equal installments on each of the first three anniversaries of the date of grant, unless otherwise determined by the Compensation Committee and set forth in the applicable stock option agreement.

Any Stock Option Award issued will be subject to the terms and conditions of the Company’s 2006 Equity Incentive Award Plan, as amended from time to time by the Company, or any other equity incentive award plan that may subsequently be established by the Company and the terms and conditions of the stock option agreement pursuant to which it is granted.

6. Miscellaneous

6.1 Termination. A Plan participant whose employment terminates voluntarily prior to the payment of the Awards will not be eligible to receive an Award. Continued employment until payment of the Awards is a condition of vesting in such Awards. If a participant’s employment is terminated involuntarily during the calendar year, or prior to payment of Awards, it will be at the absolute discretion of the Company whether or not any Award payment is made.

6.2 Company’s Absolute Right to Alter or Abolish the Plan. The Company reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which incentive compensation will be paid. Such discretion may be exercised any time. No employee shall have any vested right to receive any payment until actual delivery of such compensation. The Plan shall not be the exclusive means for the Compensation Committee to award incentive compensation to eligible participants.

6.3 Employment Duration/Employment Relationship. This Plan does not, and Company policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any employee’s employment with the Company. The employment relationship of each employee is “at will” and may be terminated at any time by the Company or by the employee, with or without cause.

6.4 Unfunded Obligations. The rights of participants under the Plan shall be unfunded and unsecured. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. Neither the Company nor any subsidiary shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan.

6.5 Rights Not Transferable. No rights of any participant to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.

6.6 Governing Law. The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).

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BASIN WATER, INC.

By:	/s/ W. Christopher Chisholm
Name:	W. Christopher Chisholm
Title:	Vice President and Chief Financial Officer